CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Reports Third Quarter 2012 Results

New York, New York, November 13, 2012 ˗ American Realty Capital New York Recovery REIT (“NYRR,” the “Company,” “we,” “us” or “our”) announced its operating results for the quarter ended September 30, 2012.

Third Quarter 2012 Highlights and Subsequent Events

-	For the quarter ended September 30, 2012, the Company acquired a residential building, located at 163 Washington Avenue in Brooklyn, New York for a contract purchase price of $31.5 million, exclusive of closing costs. The property contains 41,613 rentable square feet and includes 49 residential rental units and one commercial unit leased to a day care provider. In addition, the property contains a 36-space parking facility and 20 storage units.
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For the quarter ended September 30, 2012, the Company generated revenues of $4.1 million, based on generally accepted accounting principles (“GAAP”) and modified funds from operations (“MFFO”) of $1.5 million. (See non-GAAP tabular reconciliations and accompanying notes contained within this release for additional information.)

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As of November 13, 2012, the portfolio consisted of 13 properties, which is 95.8% leased on a weighted average basis, containing approximately 315,000 rentable square feet for an aggregate contract purchase price of $226.4 million at a capitalization rate of 7.1%, excluding the recently acquired 163 Washington Avenue property (calculated by dividing annualized rental income on a straight line basis plus operating expense reimbursement revenue less estimated property operating expenses).

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On October 9, 2012, the Company acquired a portfolio of three retail condominiums, containing 19,960 rentable square feet, located at 1623 Kings Highway in Brooklyn, New York, for a contract purchase price of $13.3 million, exclusive of closing costs. Each condominium is 100% leased with a weighted average remaining lease term of 10.4 years at the closing date. The Company funded the acquisition with (a) net proceeds from the initial public offering (“IPO”) of $6.0 million and (b) $7.3 million from a mortgage note.

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In October 2012, the Company entered into a purchase and sale agreement to acquire the fee simple interest in an institutional-quality office building located at 256 West 38th Street in Manhattan. The contract purchase price of the property is $48.6 million, exclusive of closing costs. The property contains approximately 118,000 rentable square feet and is 87% leased to 15 tenants. In November 2012, we entered into a purchase and sale agreement to acquire the fee simple interest in an institutional-quality office building located at 229 West 36th Street in Manhattan. The contract purchase price of the property is $65.0 million, exclusive of closing costs. The property contains approximately 149,000 rentable square feet and is 100% leased to seven tenants. Although we believe that the acquisitions of the properties are probable, there can be no assurance that the acquisitions will be consummated. We intend to fund the acquisitions with proceeds from our IPO. We may seek financing on the properties at or post-closing from a lender yet to be identified. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

-	The following table reflects the growth in our portfolio:

	December 31,	November 13,
	2011	2012
Number of properties	9	13
Base purchase price (in thousands)	$124,177	$226,354
Rentable square feet	148,933	314,598
Occupancy	91.0%	95.8%
Weighted average remaining lease term (in years)	10.7	9.1

DISTRIBUTIONS

On September 22, 2010, our board of directors authorized, and we declared, a distribution rate equal to $0.605 per annum per share of common stock, commencing December 1, 2010.  The distributions are payable by the fifth day following each month end to stockholders of record at the close of business each day during the prior month at a rate of $0.00165753424 per day.

During the nine months ended September 30, 2012, distributions paid to common stockholders totaled $4.3 million inclusive of $2.1 million of the value of common stock issued under the distribution reinvestment plan (“DRIP”).  Distribution payments are dependent on the availability of funds.  Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured.

During the nine months ended September 30, 2012, cash used to pay our distributions was primarily generated from cash flows from operations and common stock issued under the DRIP.  We have continued to pay distributions to our stockholders each month since our initial distribution payment in April 2010.  There is no assurance that we will continue to declare distributions at this rate. The following table shows the sources for the payment of distributions to common stockholders for the periods presented:

	Three Months Ended						Nine Months Ended
	March 31, 2012		June 30, 2012		September 30, 2012		September 30, 2012
(In thousands)		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions		Percentage of Distributions
Distributions:
Distribution paid in cash	$523		$750		$974		$2,247
Distributions reinvested	467		684		932		2,083
Total distributions	$990		$1,434		$1,906		$4,330
Source of distribution coverage:
Cash flows provided by operations (1)	$990	100.0%	$230	16.0%	$1,202	63.1%	$2,422	55.9%
Common stock issued under the DRIP / offering proceeds	—	—%	684	47.7%	704	36.9%	1,388	32.1%
Proceeds from issuance of common stock	—	—%	—	—%	—	—%	—	—%
Proceeds from financings	—	—%	520	36.3%	—	—%	520	12.0%
Total sources of distributions	$990	100.0%	$1,434	100.0%	$1,906	100.0%	$4,330	100.0%
Cash flows provided by operations (GAAP basis) (1)	$992		$228		$1,202		$2,422
Net loss attributable to stockholders (in accordance with GAAP)	$(619)		$(1,148)		$(1,270)		$(3,037)

(1)	Cash flows provided by operations for the three months ended March 31, 2012 and June 30, 2012, and the three and nine months ended September 30, 2012 includes acquisition and transaction related expenses of $0.5 million, $1.1 million, $1.2 million and $2.9 million, respectively.

The following table compares cumulative distributions paid to cumulative net loss (in accordance with GAAP) for the period from October 6, 2009 (date of inception) through September 30, 2012.

For the Period from October 6, 2009 (date of inception) to
(In thousands)	September 30, 2012
Distributions paid:
Preferred stockholders	$2,158
Common stockholders in cash	2,798
Common stockholders pursuant to DRIP / offering proceeds	2,502
Total distributions paid	$7,458

Reconciliation of net loss:
Revenues	$20,389
Acquisition and transaction-related expenses	(5,894)
Depreciation and amortization	(10,592)
Other operating expenses	(3,656)
Other non-operating expenses	(8,443)
Net income attributable to non-controlling interests	(23)
Net loss (in accordance with GAAP) (1)	$(8,219)

(1)	Net loss as defined by GAAP includes the non-cash impact of depreciation and amortization expense as well as costs incurred relating to acquisitions and related transactions.

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED SUMMARY BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2012	2011
ASSETS	(Unaudited)
Total real estate investments, net	$209,017	$121,451
Cash and cash equivalents	16,899	10,222
Restricted cash	1,045	179
Due from affiliate, net	389	358
Prepaid expenses and other assets	3,262	1,856
Deferred costs, net	5,417	2,898
Total assets	$236,029	$136,964
LIABILITIES AND EQUITY
Mortgage notes payable	$106,491	$75,250
Revolving credit facility	14,000	—
Notes payable	—	5,933
Below-market lease liabilities, net	3,989	1,579
Derivatives, at fair value	1,065	204
Accounts payable and accrued expenses	2,841	2,293
Deferred rent and other liabilities	615	227
Distributions payable	739	287
Total liabilities	129,740	85,773
Common stock	150	67
Additional paid-in capital	122,298	47,786
Accumulated other comprehensive loss	(1,062)	(201)
Accumulated deficit	(16,416)	(8,597)
Total stockholders’ equity	104,970	39,055
Non-controlling interests	1,319	12,136
Total equity	106,289	51,191
Total liabilities and equity	$236,029	$136,964

AMERICAN REALTY CAPITAL NEW YORK RECOVERY REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rental income	$3,877	$1,604	$9,876	$4,713
Operating expense reimbursements	243	183	601	487
Total revenues	4,120	1,787	10,477	5,200
Operating expenses:
Property operating	682	150	1,532	861
Operating fees to affiliates	—	—	—	—
Acquisition and transaction related	1,242	46	2,884	457
General and administrative	68	92	149	188
Depreciation and amortization	2,143	922	5,509	2,800
Total operating expenses	4,135	1,210	10,074	4,306
Operating income (loss)	(15)	577	403	894
Other income (expenses):
Interest expense	(1,295)	(755)	(3,461)	(2,121)
Interest income	—	—	—	1
Loss on derivative instrument	—	—	(1)	—
Total other expenses	(1,295)	(755)	(3,462)	(2,120)
Net loss	(1,310)	(178)	(3,059)	(1,226)
Net loss (income) attributable to non-controlling interests	40	(27)	22	(129)
Net loss attributable to stockholders	$(1,270)	$(205)	$(3,037)	$(1,355)

Other comprehensive loss:
Designated derivative, fair value adjustment	(586)	(114)	(861)	(114)
Comprehensive loss	$(1,856)	$(319)	$(3,898)	$(1,469)

Basic and diluted weighted average common shares outstanding	13,508,525	2,198,529	10,509,721	1,344,555
Basic and diluted net loss per share attributable to stockholders	$(0.09)	$(0.26)	$(0.29)	$(1.80)

American Realty Capital New York Recovery REIT, Inc.

Non-GAAP Measures – Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a measure known as funds from operations ("FFO"), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Additionally, we believe it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indicators exist and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated undiscounted future cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities also may experience significant acquisition activity during their initial years, we believe that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. As disclosed in the prospectus for our offering (the “Prospectus”), we will use the proceeds raised in the offering to acquire properties, and we intend to begin the process of achieving a liquidity event (i.e., listing of our common stock on a national exchange, a merger or sale of the company or another similar transaction) within three to five years of the completion of the offering. Thus, we will not continuously purchase assets and will have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered non-listed REITs and which we believe to be another appropriate supplemental measure to reflect the operating performance of a non-listed REIT having the characteristics described above. MFFO is not equivalent to our net income or loss as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes costs that we consider more reflective of investing activities and other non-operating items included in FFO and also excludes acquisition fees and expenses that affect our operations only in periods in which properties are acquired, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our IPO has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our IPO and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired, as it excludes acquisition costs that have a negative effect on our operating performance during the periods in which properties are acquired.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, nonrecurring unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income in calculating the cash flows provided by operating activities and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. While we are responsible for managing interest rate, hedge and foreign exchange risk, we do retain an outside consultant to review all our hedging agreements. Inasmuch as interest rate hedges are not a fundamental part of our operations, we believe it is appropriate to exclude such non-recurring gains and losses in calculating MFFO, as such gains and losses are not reflective of ongoing operations.

Our MFFO calculation complies with the Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. Under GAAP, acquisition fees and expenses are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued acquisition fees and expenses negatively impact our operating performance during the period in which properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. MFFO that excludes such costs and expenses would only be comparable to that of non-listed REITs that have completed their acquisition activities and have similar operating characteristics. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view gains and losses from dispositions of assets as non-recurring items and we view fair value adjustments of derivatives as items which are unrealized and may not ultimately be realized. We view both gains and losses from dispositions of assets and fair value adjustments of derivatives as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. As disclosed elsewhere in the Prospectus, the purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. Acquisition fees and expenses will not be reimbursed by New York Recovery Advisors, LLC (our “Advisor”) if there are no further proceeds from the sale of shares in our offering, and therefore such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other non-listed REITs which have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures is useful to investors. For example, acquisition costs are funded from the proceeds of our IPO and other financing sources and not from operations. By excluding expensed acquisition costs, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO or MFFO.

Neither the Securities and Exchange Commission (the “SEC”), NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the non-listed REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

The following table reflects the items deducted or added to net loss in our calculation of FFO and MFFO during the periods presented. The table reflects MFFO in the IPA recommended format and MFFO without the straight-line rent adjustment which management also uses as a performance measure. Items are presented net of non-controlling interest portions where applicable.

	Three Months Ended			Nine Months Ended
(In thousands)	March 31, 2012	June 30, 2012	September 30, 2012	September 30, 2012
Net loss attributable to stockholders (in accordance with GAAP)	$(619)	$(1,148)	$(1,270)	$(3,037)
Depreciation and amortization	1,425	1,911	2,110	5,446
FFO	806	763	840	2,409
Acquisition fees and expenses (1)	515	1,127	1,210	2,852
Amortization of above or below market leases (2)	(66)	(123)	(129)	(318)
Mark-to-market adjustments (3)	1	—	—	1
MFFO	1,256	1,767	1,921	4,944
Straight-line rent (4)	(334)	(398)	(393)	(1,125)
MFFO - IPA recommended format	$922	$1,369	$1,528	$3,819

(1)	The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our business plan to generate operational income and cash flows in order to make distributions to investors. In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our Advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Such fees and expenses are paid in cash, and therefore such funds will not be available to distribute to investors. Such fees and expenses negatively impact our operating performance during the period in which properties are being acquired. Therefore, MFFO may not be an accurate indicator of our operating performance, especially during periods in which properties are being acquired. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. Acquisition fees and expenses will not be reimbursed by our Advisor if there are no further proceeds from the sale of shares in our IPO, and therefore such fees will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties or from ancillary cash flows.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)	Management believes that adjusting for mark-to-market adjustments is appropriate because they may not be reflective of ongoing operations and reflect unrealized impacts on value based only on then-current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. Mark-to-market adjustments are made for items such as ineffective derivative instruments, certain marketable securities and any other items that GAAP requires we make a mark-to-market adjustment for. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly or annual basis in accordance with GAAP.

(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

NYRR is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements NYRR makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYRR’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. NYRR does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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